Exhibit 10.4

[Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed]

DIVAKER MANGADU EMPLOYMENT AGREEMENT

This Agreement is made between Precision Optics Corporation, Inc. ("POC" or the “Company”) and Divaker Mangadu ("Employee").

1.       Employment.

(a)       POC hereby employs the Employee, and Employee accepts employment on the terms set forth below.

(b)       The Employee agrees to serve as the President of Ross Optical Industries (a division of Precision Optics Corporation) for POC and to provide such engineering, executive and administrative services in connection with such services as POC requests. The Employee agrees to render all services hereunder to the best of Employee’s ability, in accordance with sound business practices, and otherwise to the satisfaction of POC and in accordance with policies, procedures and standards established by POC.

2.       Exclusivity.

(a)       With the exception of the excepted services set forth in 2(b) below, the Employee shall devote Employee’s full time to the performance of Employee’s services under this Agreement and shall not engage in similar services for any other entity, except as specifically authorized by this Agreement.

(b)       POC consents to Employee continuing in his present role as an (i) owner in Ross Special Tactical Optics, a rifle scope and firearms business; and (ii) an owner and/or participant in a health consulting business operated by Employee’s wife, following the date of this Agreement, provided such ownership and/or involvement in the foregoing businesses does not materially impede or disrupt his services to POC hereunder. Employee’s ownership and/or participation in the foregoing businesses shall be referred to as the “Excepted Services” for purposes of this Agreement.

3.       Term.

(a)       The initial term of Employee’s employment (the “Initial Term”) shall commence on the Closing Date of that certain Asset Purchase Agreement between Ross Optical Industries and POC (“Employment Effective Date”), and shall continue for five years, unless sooner terminated pursuant to this Agreement. As used in this Agreement, the term “Employment Term” means the Initial Term and the term during which Employee’s employment may be renewed pursuant to paragraph 3(b).

(b)       The Employment Term shall be automatically renewed for a term of one year after the expiration of the Initial Term, and shall be renewed for successive terms of one year each thereafter, unless sooner terminated pursuant to paragraph 5 or unless POC or the Employee gives notice of an intent not to renew the Employment Term not less than ninety (90) days prior to the end of the then existing Employment Term. The terms of Employee’s employment for each renewed term shall be the same as set forth herein for the Initial Term or as mutually agreed to between POC and the Employee.

4.       Compensation. Subject to the other terms of this Agreement, as compensation for services rendered during the Employment Term, POC shall compensate Employee in accordance with the following provisions:

(a)       The Employee will be paid a biweekly salary of $5,384.62 during the Initial Term. Salary payments during the Initial Term and all renewal terms shall be made according to normal payroll practices in place at POC and shall be subject to all applicable deductions, withholdings, etc. for taxes payable under this Agreement as required by applicable law plus other deductions pursuant to POC policies for employee benefits.

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(b)       The Employee shall be eligible for an annual bonus of up to $40,000 for each Bonus Year (as defined hereinafter), provided the target net revenue level is achieved. The annual target net revenue level will be $[___] for the first Bonus Year of this agreement. “Bonus Year” shall mean the twelve months period beginning July 1st of each year. The first Bonus Year will begin on July 1, 2019. Annual target net revenue levels will be set by POC in POC’s sole discretion before the start of each subsequent Bonus Year and represent net revenues generated by the Ross Optical division of POC. If the annual target net revenue is not achieved, a pro-rated bonus will be issued, equal to the total bonus multiplied by the percentage of the target net revenue achieved, provided at least 80% of the annual target net revenue is achieved. If less than 80% of the annual target net revenue is achieved, no bonus will be paid The annual bonus will be paid on a yearly basis, in the first regular payroll following the Company’s 10K filing.

Employee bonus, if any, for the Bonus Year in which employment is terminated will be determined according to the process described in section 5(c).

(c)       Upon approval by POC’s Board of Directors, the Employee shall receive 100,000 stock options to purchase shares of Precision Optics Corporation common stock at an exercise price equal to the closing stock price on the date of this Agreement. The Options shall vest in 3 installments of 33,000, 33,000 and 34,000 each, one, two, and three years, respectively after the date of issue, and include all other terms and conditions pursuant to the POC stock option plan.

(d)       POC will reimburse Employee for all reasonable travel expenses required for Employee to accomplish the services pursuant to this Agreement consistent with POC’s policies for reimbursement.

(e)       During the term of this Agreement, Employee will be eligible to participate in all benefit plans made available by the Company from time to time to employees generally, subject to plan terms and generally applicable Company policies. Employee’s years of service at POC shall reflect and include Employee’s years of service at Ross Optical Industries. Current benefits for POC employees, for which Employee will be eligible, include:

(i) 160 hours of paid vacation per year earned at a rate of 13.33 hours per each month of completed employment pursuant to this Agreement.

(ii) Twelve days of paid holidays per year specified by POC each year.

(iii) 40 hours of paid sick leave per year.

(iv) Group medical and dental insurance provided through a PEO (Professional Employer Organization) relationship with Automatic Data Processing, Inc. (“ADP”) as POC’s outsourced human resource provider. The Company currently pays 80% of the premium for health and dental insurance and the employee pays the remaining 20%. Employees pay co-pays and the Company pays the balance of yearly deductibles for medical services received by the employee. These percentage splits of costs may fluctuate as insurance costs, which are wholly unpredictable, fluctuate.

(v) Life insurance at one times Employee’s annualized rate of pay up to a maximum of $150,000 paid for by POC.

(vi) Short and long term disability insurance paid for by POC.

(vii) Participation in the Precision Optics Corporation, Inc. Profit Sharing & 401(k) Plan.

(viii) Use of a mobile phone with call and data plan paid by POC.

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5.       Termination.

(a)       Either party may terminate this Agreement at any time after providing ninety (90) days’ written notice to the other party. If Employee is terminated without cause by POC, within the first 5 years from the Employment Effective Date, POC shall pay to Employee a lump-sum severance payment of $75,000 within fifteen (15) business days of termination and all unvested equity awards shall vest immediately and continue to be exerciseable for the remainder of their term. If Employee is terminated without cause by POC after 5 years from the Employment Effective Date, POC shall pay to Employee a lump-sum severance payment equal to one-half of Employee’s then current yearly salary. If Employee terminates without cause, or if Employee is terminated by POC with cause at any time, POC shall not be liable to pay any severance payment and all unvested equity awards shall be forfeited.

(b)       Upon termination of employment, the Employee shall immediately return to POC all property of POC in the possession of or under the control of the Employee. In the event of termination of employment with the Company for any reason whatsoever, Employee agrees to promptly surrender and deliver to the Company all records, materials, equipment, drawings, documents, and data of any nature pertaining to any invention, trade secret, or confidential information of the Company, and Employee will not take with him any description containing or pertaining to any confidential information, knowledge or data of the Company which Employee may produce or obtain during the course of his employment. In the event of termination of employment, Employee agrees to sign and deliver the “Termination Certificate” attached hereto as Schedule A.

(c)       Upon termination for any reason, Employee life insurance and disability insurance benefits terminate on the last day of employment, Employee medical insurance benefits will continue until the end of the month in which termination occurs, after which time all benefits will end. If POC terminates Employee for cause, no bonus will be paid. Upon termination for any other reason, a pro-rated bonus will be paid based on net revenues achieved through the end of the last quarter completed before termination, and a target net revenue level that is pro-rated according to the number of completed quarters.

(d)       For purposes of this Agreement, cause shall mean

(i) the Employee’s willful failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Employee’s willful failure to comply with any valid and legal directive of POC communicated to him in writing;

(iii) the Employee’s willful engagement in dishonesty, illegal conduct or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv) the Employee’s embezzlement, misappropriation or fraud, whether or not related to the Executive’s employment with the Company;

(v) the Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Employee’s violation of a material policy of the Corporation that has been provided to Employee (documents made public on the Company’s website or through filings with the U.S. Securities and Exchange Commission are deemed provided to the Employee);

(vii) the Employee’s willful unauthorized disclosure of confidential information;

(viii) the Employee’s material breach of any material obligation under this Agreement or any other written agreement between the Employee and the Company; or

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(ix) any material failure by the Employee to comply with the Company’s written policies or rules, as they may be in effect from time to time during the employment term, if such failure causes material, reputational or financial harm to the Company.

For purposes of this provision, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the Company.

6.       Non-Competition.

(a)       In consideration for this Agreement the Employee agrees to the terms and conditions of this paragraph 6. The following definitions shall apply:

“Affiliate" means, when used with reference to a specified person, any person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified person.

“Client" means any current, former, or prospective client or customer of POC and its affiliates during Employee’s employment with POC.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise.

“Person” includes a natural person, partnership, limited liability partnership, company, firm, corporation, joint-stock company, trust, unincorporated association, joint venture or other entity or governmental entity, and other pronouns that have a similarly extended meaning.

“Services” means the services provided by POC to any Client and includes designing, manufacturing and prototyping of optical products and optical sub-assemblies and all other products and services of POC.

“Term of the Covenants” means the period beginning on the Employment Effective Date and ending five(5) years after the Employment Effective Date, or on the date that Employee is terminated by POC without cause, whichever is sooner.

“Territory” means the United States of America.

(b)       During the Term of the Covenants, Employee agrees, directly or indirectly:

(i) not to (A) interfere with or attempt to interfere with the relationship between POC or its Affiliates and any (I) Client or (II) other Person with a business or prospective business relationship with POC or its Affiliate; or (B) persuade or attempt to persuade any (I) Client or (II) other Person with a business or prospective business relationship with POC or its Affiliates to discontinue or alter in a manner adverse to POC such Person's relationship or prospective relationship with POC or its Affiliates; or

(ii) with the exception of the Excepted Services, not to have an interest in any Person (whether as an owner, shareholder, partner, member, or any other capacity) that (A) solicits a Client to seek services from any Person other than POC or that assists others in the soliciting of a Client for services from any Person other than POC; (B) interferes with or attempts to interfere with the relationship between (I) a Client or (II) other Person with a business or prospective business relationship with POC or its Affiliates; or (C) persuades or attempts to persuade any (I) Client or (II) other Person with a business or prospective business relationship with POC or its Affiliates to discontinue or alter in a manner adverse to POC such Client’s or other Person’s relationship or prospective relationship with POC or its Affiliates.; or (D) competes with POC, including as it relates to the Services;.

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(iii)       with the exception of the Excepted Services, or in instances where Employee is terminated by POC without cause, not to (i) render Services anywhere in the Territory except as an employee of or as otherwise requested by POC; or (ii) have an interest in any Person (other than POC), whether as an owner, shareholder, partner, member or any other capacity, that renders Services anywhere within the Territory.

(iv)       This paragraph 6 is reasonable and valid in all respects and Employee irrevocably waives (and irrevocably agrees not to raise) as a defense any issue of reasonableness (including the reasonableness of the Territory or the duration and scope of Employee's covenants) in any proceeding to enforce any provision of this paragraph 6, the intention of the parties being to provide for the legitimate and reasonable protection of the interests of POC by providing, without limitation, a scope, duration and territory allowed by law. This paragraph 6 is an integral part of POC’s agreement to provide trade secrets and confidential information and to pay Employee the compensation specified in paragraph 4, as well as the other terms described herein. The Employee agrees that the length of the Term of the Covenants and the scope of the Territory are reasonably necessary to protect the business and affairs of POC and its affiliates.

(v)       Paragraphs 6(b)(i), 6(b)(ii) and 6(b)(iii) apply whether Employee is acting on Employee’s own behalf or in the service of another and whether as a sole practitioner, partner, employee, consultant or in any other capacity. Paragraphs 6(b)(i), 6(b)(ii), and 6(b)(iii) apply in all cases where the Employment Term is terminated by either party and whether with or without cause, except that in the case of POC terminating the Employment Term without cause, 6(b)(i), 6(b)(ii) and 6(b)(iii) do not apply. The covenants in this paragraph 6(b) apply, without limitation, to the sending of a mailer, advertisement or other communication directed to Clients offering services or announcing the location of a new business or having an interest in a Person that sends such a communication. Upon any breach of any of the covenants contained in paragraph 6 by Employee, any obligation of POC to pay Employee may immediately be terminated by POC and such obligation shall then be considered null and void. The Term of the Covenants shall be extended by the amount of time Employee has breached the terms of this paragraph 6. POC, without liability to the Employee, may notify any person of the terms of Employee’s covenants in this Agreement, POC’s intention to enforce such covenants, and such other matters as POC deems appropriate to protect POC’s interests.

7.       Additional Employee Covenants.

(i)       The Employee represents and warrants to POC that: (i) all information provided to POC by Employee prior to the Employment Effective Date is correct; and (ii) Employee has the right and authority to be employed by POC pursuant to this Agreement. POC may terminate the employment upon notice to Employee if a former employer of Employee asserts a claim against POC that, if true, would constitute a breach of the foregoing representation and warranty. During and after the employment, Employee shall indemnify POC from any claim, liability, loss, or expense arising out of any claim that Employee’s employment pursuant to this Agreement or actions in connection with Employee’s employment infringe the contract rights of a third party.

(ii)       Employee acknowledges that he is expressly prohibited from offering, purchasing or selling securities of POC based on any material non public information obtained during the course of performing services pursuant to this Agreement in accordance with POC’s applicable Insider Trading Policy and the Code of Conduct. In addition Employee is prohibited from informing or "tipping," any other person about such material information. Employee agrees to execute and comply with the POC’s Insider Trading Policy and Code of Conduct.

(iii)       Confidentiality. Employee agrees to keep confidential, except as the Company may otherwise consent in writing, and not to disclose or make any use of except for the benefit of the Company, at any time, either during or subsequent to Employee’s employment, any trade secrets, confidential information, knowledge, data or other information of the Company relating to products, processes, know-how, designs, formulas, test data, customer lists, business plans, marketing plans and strategies, pricing strategies, or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees, or affiliates, which Employee may produce, obtain, or otherwise acquire during the course of Employee’s employment, except as herein provided. Employee further agrees not to deliver, reproduce, or in any way allow any such trade secrets, confidential information, knowledge, data, or other information, or any documentation relating thereto to be delivered to or used by any third parties without specific direction or consent of a duly authorized representative of the Company.

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(iv)       Inventions. Employee hereby assigns and transfers to the Company all rights, title, and interest in and to all inventions (as used in the Agreement “inventions” shall include but not be limited to ideas, improvements, designs and discoveries) whether or not patentable and whether or not reduced to practice, made or conceived by Employee (whether made solely by Employee or jointly with others), during the period of employment with the Company, which relate in any manner to the actual or demonstrably anticipated business, work, or research and development of the Company or its subsidiaries, or result from or are suggested by any task assigned to Employee or any work performed by Employee for or on behalf of the Company or its subsidiaries. Employee agrees that all such inventions are the sole property of the Company.

(v)       Disclosure of Inventions and Patents. Employee agrees that in connection with any “invention” as defined in paragraph 7(iv) above:

a. Employee will disclose such invention promptly in writing to the immediate supervisor at the Company, with a copy to the President, in order to permit the Company to claim rights to which it may be entitled under this Agreement. Such disclosure shall be received in confidence by the Company.

b. Employee will, at the Company’s request, promptly execute a written assignment of title to the Company for any invention required to be assigned by this paragraph and Employee will preserve any such assignable invention as confidential information of the Company.

c. Upon request, Employee agrees to assist the Company or its nominee (at its expense) during and at any time subsequent to employment in every reasonable way to obtain for its own benefit patents and copyrights for such inventions in any and all countries, which inventions shall be and remain the sole and exclusive property of the Company or its nominee whether or not patented or copyrighted. Employee agrees to execute such papers and perform such lawful acts as the Company deems to be necessary to allow it to exercise all rights, title, and interest in such patents and copyrights.

d. Employee further agrees to execute, acknowledge, and deliver to the Company or its nominee upon request and at its expense all such documents, including applications for patents and copyrights and assignments of inventions, patents, and copyrights to be issued therefore, as the Company may determine necessary or desirable to apply for and obtain letters, patents and copyrights on such assignable inventions in any and all countries and/or to protect the interest of the Company or its nominee in such inventions, patents, and copyrights, and to vest title thereto in the Company or its nominee.

e. Employee agrees to keep and maintain adequate and current written records of all inventions made by Employee (in the form of notes, sketches, drawings, and as may be specified by the Company) which records shall be available to and remain the sole property of the Company at all times.

f. It is understood that all inventions, if any, patented or unpatented, which Employee made prior to employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, Employee has set forth on Schedule B attached hereto a complete list of all prior inventions, including numbers of all patents and patent applications, and a brief description of all unpatented inventions which are not the property of a previous employer. Employee represents and covenants that the list is complete and that, if no items are on the list, Employee has no such prior inventions. Employee agrees to notify the Company in writing before making any disclosure or performing any work on behalf of the Company which appears to threaten or conflict with the proprietary rights Employee claims in any invention or idea. In the event of Employee’s failure to give such notice, Employee agrees that he will make no claim against the Company with respect to any such inventions or ideas.

(vi)       Other Obligations. Employee acknowledges that the Company from time to time may have agreements with other companies and/or persons which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Employee agrees to be bound by all such obligations and restrictions and to take all action necessary to discharge the obligations of the Company thereunder.

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(vii)       Trade Secrets of Others. Employee represents that performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by Employee in confidence or in trust prior to Employee’s employment with the Company, and Employee will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others. Employee agrees not to enter into any agreement either written or oral in conflict herewith.

(viii)       Clawback. Any incentive-based compensation, or any other compensation, paid to Consultant pursuant to this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement). The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

(ix)       Foreign Corrupt Practices Act. Employee will be familiar with and comply with the provisions of the United States Foreign Corrupt Practices Act, including any amendments which. may be effected during the term hereof. In particular, in carrying out services under this Agreement, Employee will not make or offer to make the unlawful payment of money or anything else of value to (1) any government official of any country, (2) any political party of any country, (3) any candidate of any political party of any country, or (4) any other person, while knowing or having reason to know, that such person will make an unlawful payment to a government official, a political party, or a candidate of a political party of any country.

Any breach of this paragraph 7 will result in the automatic termination of this Agreement and will entitle POC to the return of any amounts paid hereunder to Employee.

(x)       Paragraphs (iii),(iv),(v),(vi),(vii),(viii) of this Section 7 shall survive any termination of this agreement.

8.       Notice. Any notice required or permitted to be given hereunder shall be in writing and shall be effective when personally delivered or when mailed by certified or registered mail, return receipt requested, postage prepaid, addressed either to POC or to the Employee at Employee’s residential address or office address, as selected by POC, as reflected on POC’s records. Without limiting the foregoing and the requirements for any other notice, Employee specifically acknowledges that any notices to POC pursuant to paragraph 6(c) must be made in accordance with the foregoing. Either party may change the party’s address for notice by notice to the other party.

9.       Remedies. The prevailing party in any suit brought to enforce or interpret any provision of this Agreement shall be entitled to recover reasonable attorney's fees and court and other costs in addition to any other relief awarded. The Employee authorizes POC to withhold and offset compensation payable to Employee for any lawful purpose, including without limitation, to repay any amount Employee owes to POC and to pay the cost of performing any obligation of Employee that Employee fails to perform.

10.      Parties. POC may assign this Agreement to any entity that succeeds to POC’s interest, including through sale or merger.

11.      Choice of Law. The laws of the state of Texas (excluding choice of law provisions thereof) apply to this Agreement.

12.      Entire Agreement/Modification/Invalidity. This written document, together with any other written document executed contemporaneously herewith, represents the final agreement of the parties with respect to the subject matter of this document and may not be contradicted by evidence of prior or contemporaneous oral agreements of the parties. There are no unwritten oral agreements between the parties regarding the subject matter of this document. Each party represents that such party has not relied upon any representation, warranty or covenant of the other party regarding the subject matter of this document unless the representation, warranty or covenant is contained in this Agreement. No modification of this Agreement shall be binding unless signed by the party to be charged. No partial invalidity of this Agreement shall affect the remainder.

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13.       Arbitration. POC and Employee agree that any and all disputes relating to this Agreement or the employment relationship shall be submitted to binding arbitration before one arbitrator in accordance with the rules of the Judicial Workplace Arbitrations, Inc.,under rules applicable to employment disputes, with such arbitration to take place in Boston, MA, except that the arbitrator can award only those damages, if any, that could be recoverable under the state or federal substantive law applicable to the dispute. The judgment rendered by the arbitrator may be entered in any court of competent jurisdiction. The Parties agree that the Federal Arbitration Act governs all aspects of this Agreement.

14.       Severability. In the event that any provision of any paragraph of this Agreement shall be deemed to be invalid or unenforceable for any reason whatsoever, it is agreed such invalidity or unenforceability shall not affect any other provision of such paragraph or of this Agreement, and the remaining terms, covenants, restrictions or provisions in such paragraph and in this Agreement shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provision as to make it valid, reasonable and enforceable.

15.       Execution. The parties have signed this Agreement in multiple counterparts of equal dignity on the date(s) set forth below. The Employment Effective Date of this Agreement shall be the date set forth in 3(a) as the commencement of the Initial Term of this Agreement.

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PRECISION OPTICS CORPORATION, INC.		DIVAKER MANGADU

Signature:	/s/ Joseph Forkey	Signature:	/s/ Divaker Mangadu

Date:	July 1, 2019	Date:	July 1, 2019

Name:	Joseph Forkey

Title:	CEO

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Schedule A

Precision Optics Corporation

Termination Certificate

This is to certify that, to the best of my knowledge and belief, I do not have in my possession, nor have I failed to return any records, documents, data, specifications, drawings, blueprints, reproductions, sketches, notes, reports, proposals, or copies of them, or other documents or materials, equipment, or other property belonging to the Company, its successors and assigns (hereafter referred to as “the Company”).

I further certify that I have complied with and will continue to comply with all the terms of Section 7 of the DIVAKER MANGADU EMPLOYMENT AGREEMENT signed by me with the Company, including the reporting of any inventions (as defined therein) conceived or made by me covered by the Agreement.

I further agree that in compliance with Section 7 of the DIVAKER MANGADU EMPLOYMENT AGREEMENT, I will preserve as confidential all trade secrets, confidential information, knowledge, data or other information relating to products, processes, know-how, designs, formulas, test data, customer lists, or other subject matter pertaining to any business of the Company or any of its clients, customers, consultants, licensees, or affiliates.

Date:

Employee name ( Print or Type )	Employee Signature

Witness Name ( Print or Type )	Witness Signature

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Schedule B – list of prior patents

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